Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the registration statements and related prospectuses pertaining to the registration of 2,178,205 shares of common stock pursuant to the Amended and Restated Employee Stock Purchase Plan, (Form S-8, No. 333-105623); 997,284 shares of common stock (Form S-3, No. 333-86264); 1,087,541 shares of common stock related to certain Stock Option Grants outside of a plan (Form S-8, No. 333-86268); 6,000,000 shares of common stock pursuant to the 2001 Stock Incentive Plan (Form S-8, No. 333-74076); and 5,687,318 shares of common stock pursuant to the 1992 Stock Incentive Plan, the 1999 Stock Incentive Plan and the Employee Stock Purchase Plan, (Form S-8, No. 333-41090), of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule of Newport Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003.

/S/ ERNST & YOUNG LLP

Orange County, California

March 11, 2004